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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)


                                                                                          YEAR ENDED DECEMBER 31,
                                                      QUARTER ENDED  --------------------------------------------------------------
                                                     MARCH 31, 2005     2004         2003         2002         2001         2000
                                                     --------------  ----------   ----------   ----------   ----------   ----------
FIXED CHARGES
     Interest expensed and capitalized .............   $    2,648    $   13,687   $   16,309   $   15,147   $   13,970   $    9,148
     Amortized premiums related to indebtedness ....          233         1,266        1,407          993          905          840
     Estimate of interest within rental expense ....        1,187         4,315        4,261        3,401        4,052        4,157
     Preference security dividend requirements (1)..          370         1,436        1,660        1,724          704          125
                                                       ----------    ----------   ----------   ----------   ----------   ----------
TOTAL FIXED CHARGES ................................   $    4,438    $   20,704   $   23,637   $   21,265   $   19,631   $   14,270
                                                       ==========    ==========   ==========   ==========   ==========   ==========

EARNINGS
     Pretax income (loss) from continuing operations
        before minority interests in consolidated
        subsidiaries or income (loss) from equity
        investees ..................................   $  (11,327)   $   15,341   $     (850)  $   (6,867)  $  (26,877)  $  (30,899)
     Fixed charges .................................        4,438        20,704       23,637       21,265       19,631       14,270
     Distributed income of equity investees ........           --           380           --           --           --           --
                                                       ----------    ----------   ----------   ----------   ----------   ----------
TOTAL ADJUSTED EARNINGS ............................   $   (6,889)   $   36,425   $   22,787   $   14,398   $   (7,246)  $  (16,629)
                                                       ==========    ==========   ==========   ==========   ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES (2) .............           --          1.76x        0.96x        0.68x          --           --
                                                       ==========    ==========   ==========   ==========   ==========   ==========

(1)  Preferred stock dividend requirement for Playboy.com, Inc.

(2) Earnings were insufficient to cover fixed charges by $11.3 million for the quarter ended March 31, 2005, $0.9 million for the year ended December 31, 2003, $6.9 million for the year ended December 31, 2002, $26.9 million for the year ended December 31, 2001 and $30.9 million for the year ended December 31, 2000.



                Pro Forma Ratio of Earnings to Fixed Charges (1)
                             (dollars in thousands)

                                                                     QUARTER ENDED         YEAR ENDED
                                                                    MARCH 31, 2005  DECEMBER 31, 2004
                                                                    --------------  -----------------
FIXED CHARGES
     Interest expensed and capitalized ........................            $ 1,278            $ 7,285
     Amortized premiums related to indebtedness ...............                 93                609
     Estimate of interest within rental expense ...............              1,187              4,315
     Preference security dividend requirements (2) ............                370              1,436
                                                                           -------            -------
TOTAL FIXED CHARGES ...........................................            $ 2,928            $13,645
                                                                           =======            =======

EARNINGS
     Pretax income (loss) from continuing operations before
        minority interests in consolidated subsidiaries or
        income (loss) from equity investees ...................            $(9,817)           $22,400
     Fixed charges ............................................              2,928             13,645
     Distributed income of equity investees ...................                 --                380
                                                                           -------            -------
TOTAL ADJUSTED EARNINGS .......................................            $(6,889)           $36,425
                                                                           =======            =======

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (3) ..............                 --              2.67x
                                                                           =======            =======


(1) The pro forma ratio of earnings to fixed charges reflects the application of the proceeds from the original issuance and sale of the notes in March 2005 as if that issuance and sale had occurred on January 1, 2004.

(2)  Preferred stock dividend requirement for Playboy.com, Inc.

(3) Earnings were insufficient to cover fixed charges by $9.8 million for the quarter ended March 31, 2005.